Exhibit 23.1

CONSENT OF BDO SEIDMAN, LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2003 Stock Option Plan of Cardima, Inc. of our report dated February 20, 2004, relating to the 2003 financial statements and schedule of Cardima, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP

San Francisco, California

June 9, 2004